                                                                   EXHIBIT 12.2

                            DUKE ENERGY CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND PREFERRED DIVIDENDS COMBINED
                             (DOLLARS IN MILLIONS)

                           9 MONTHS ENDED                  12 MONTHS ENDED
                         ------------------- --------------------------------------------
                         SEPT. 30, SEPT. 30, DEC. 31, DEC. 31, DEC. 31, DEC. 31, DEC. 31,
                           1997     1996(1)  1996(1)  1995(1)  1994(1)  1993(1)  1992(1)
                         --------- --------- -------- -------- -------- -------- --------
Earnings Before Income
 Taxes.................. $1,323.0  $1,440.3  $1,788.8 $1,682.3 $1,422.5 $1,326.9 $1,149.8
Fixed Charges...........    400.9     411.5     540.2    556.2    537.7    576.6    645.0
                         --------  --------  -------- -------- -------- -------- --------
    Total............... $1,723.9  $1,851.8  $2,329.0 $2,238.5 $1,960.2 $1,903.5 $1,794.8
                         ========  ========  ======== ======== ======== ======== ========
Fixed Charges
 Interest on debt....... $  379.4  $  392.4  $  513.6 $  535.7 $  519.8 $  559.9 $  621.3
 Interest component of
  rentals ..............     21.5      19.1      26.6     20.5     17.9     16.7     23.7
                         --------  --------  -------- -------- -------- -------- --------
    Fixed Charges.......    400.9     411.5     540.2    556.2    537.7    576.6    645.0
 Dividends on Preferred
  Stocks................     33.2      33.2      44.2     48.9     49.7     52.4     56.4
 Adjustment to Dividends
 on Preferred Stocks....     22.4      21.0      28.3     31.9     32.1     34.7     34.9
                         --------  --------  -------- -------- -------- -------- --------
    Total............... $  456.5  $  465.7  $  612.7 $  637.0 $  619.5 $  663.7 $  736.3
                         ========  ========  ======== ======== ======== ======== ========
Ratio of Earnings to
 Fixed Charges and
 Preferred Dividends
 Combined...............      3.8       4.0       3.8      3.5      3.2      2.9      2.4

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(1) Data reflects accounting for the merger between Duke Energy Corporation and PanEnergy Corp as a pooling of interests. As a result, the data gives effect to the merger as if it had occurred as of January 1, 1992.